Exhibit 3.6.1

DECLARATION OF VERIFICATION
OF THE FOUNDATION REPORT

TO THE ATTENTION OF THE FOUNDERS OF
INTER PARFUM (SUISSE) SA, FRIBOURG
IN FORMATION

In our capacity as reviewer of the foundation, we have, in the sense of the legal provisions, verified the foundation report of June 4, 2008 presented to us by you.

It is the responsibility of the founders to prepare the foundation report, while our mission consists of verifying this report and issuing an assessment concerning it. We certify that we are fulfilling the legal requirements for qualification and independence.

Our review was conducted according to the standards of the profession. These standards require that the verification be planned and carried out in such a way as to reasonably assure detection of significant anomalies in the foundation report. We have proceeded with the verification operations corresponding to the given circumstances. We consider that our review constitutes a sufficient basis to form our opinion.

According to our assessment, the information contained in the foundation report is complete and accurate.

Villars-sur-Glâne, June 13, 2008

NBA Audit S.A.
[illegible signature]	[illegible signature]
A. Bergna	G. Julmy
Qualified	Qualified
public accountant	public accountant
Managing Reviewer

Appendix:
•      Foundation report

INTER PARFUMS (Suisse) SA

Foundation Report

In light of the provisions of the Code of Obligations [Code des obligations] concerning contributions in kind/recovery of property, payment through compensation and granting of particular advantages, INTER PARFUMS SA, founder of Inter Parfums (Suisse) SA, declares that:

1.
INTER PARFUMS SA contributes to the company INTER PARFUMS (Suisse) SA the asset designated hereinafter for a total amount of CHF 54,900,000.-, half of which is in return for 27,450 shares of the company INTER PARFUMS (Suisse) SA, the other half of CHF 27,450,000.- constituting a premium:

-  the LANVIN marks having been the object of the trademark transfer Agreement concluded on July 30, 2007 between the company Jeanne Lanvin SA and Inter PARFUMS SA- The value of these marks corresponds to their net book value as it results from the accounts of INTER PARFUMS SA on December 31, 2007. This amount corresponds to the fair market value of the marks, or to the market price. As a result this evaluation is cautious and in accordance with the principles of evaluation of such rights. The marks, property of INTER PARFUMS SA, are available and freely transferable according to the legislation applicable to them and are realizable at least at their appraisal value.

The evaluation of this asset was done by the financial services of INTER PARFUMS SA based on the books of the latter as they are presented on December 31, 2007. This evaluation was the object of a verification by the reviewer of the company INTER PARFUMS SA, NBA Audit SA, route de la Glâne 107, 1752 Villars-sur-Glâne, the statement of verification for which is appended to this report. The founder approves this evaluation.

2.	The share capital of the company INTER PARFUMS (Suisse) SA is not freed by any value other than that appearing in the foundation report.

3.	The property contributed here is necessary to the company’s activity.

[handwritten] Paris, June 4, 2008

[illegible signature]

Bylaws

of

INTER PARFUMS (SUISSE) SA

I.	Corporate name, headquarters, purpose and duration

First Article	Corporate name

Is formed, under the corporate name

INTER PARFUMS (SUISSE) SA

a business corporation [société anonyme] governed by these bylaws and by Art. 620 and following of the Code of Obligations.

Article 2 Purpose

The purpose of the company is to acquire, manage and exploit immaterial rights, in particular patents, marks, production methods, knowledge, as well as to manage and exploit licenses related to immaterial rights.

The company may also proceed with borrowing, as well as grant loans, with or without security, and issue all types of guarantees and any other type of security, including pledging its assets, as a guarantee for obligations assumed by third parties.

The company may participate in other undertakings and form branches and subsidiaries, both in Switzerland and abroad. It may acquire, hold and give up real property and, in general, practice any activity having a direct or indirect relationship with its purpose.

Article 3 Duration

The duration of the company is undetermined.

Article 4 Headquarters

The company headquarters is in Fribourg.

II. Share Capital

Article 5 Share capital

The share capital is in the amount of CHF 27,450,000.- (TWENTY-SEVEN MILLION FOUR HUNDRED FIFTY THOUSAND FRANCS) and is divided into 27,450 (TWENTY-SEVEN THOUSAND FOUR HUNDRED FIFTY) registered shares of a nominal value of CHF 1,000.- (ONE THOUSAND FRANCS) each, entirely freed.

Article 6 Contribution in Kind

INTER PARFUMS, in Paris, is contributing to the company of the Lanvin mark, a value of EUR 34,712,000.-, accepted for the price of CHF 54,900,000.-, in return for 27,450 shares of CHF 1,000.- each.

Article 7 Share Certificates, Transformation of Shares

Instead and in place of individual shares, the company may issue share certificates pertaining to several shares. Ownership or usufruct of a share or a share certificate as well as any exercise of shareholder rights involve recognition of the company bylaws in accordance with the version in force.

Through a modification of the bylaws, the general meeting may convert registered shares into bearer shares, and vice versa, at any time.

Article 8 Share Ledger

The board of directors holds a share register which mentions the name and address of owners and usufructuaries. Only those recorded in the share ledger are recognized as shareholders or usufructuaries with regard to the company.

The company may, after having heard the concerned person, strike records made in the share ledger which were made based on false information provided by the acquirer. The latter must be informed of this immediately.

III. Organization

A. General Meeting

Article 9 Competences

The general meeting is the supreme entity of the company. It has the untransferable right to:
1. adopt and modify the bylaws;
2. appoint and revoke members of the board of directors and the review board;

3. approve the annual report and the annual accounts and determine the use of the profit resulting from the balance sheet, in particular to fix the dividend and the shares of profits;
4. give discharge to the members of the board of directors;
5. make all decisions reserved for it by law or the bylaws.

Article 10 General Meetings

The ordinary general meeting takes place each year in the six months following the closing of the fiscal period.

Extraordinary general meetings are convened as often as necessary, in particular in the cases stipulated by law.

The board of directors is required to convene an extraordinary general meeting within a period of 20 days when shareholders representing at least ten percent of the share capital call for the convocation and the recording of an item on the agenda in writing, indicating the items for discussion and proposals.

Article 11 Convocation, meeting of all shareholders

The general meeting is convened by the board of directors and, if needed, by the review board. The liquidators also have the right to convene it.

Convocation of the general meeting is done by letter sent at least twenty days prior to the date of the meeting to the shareholders and usufructuaries. Other than the day, time and place of the meeting, mentioned in the summons are the items placed on the agenda as well as the proposals of the board of directors and shareholders who requested the convening of the meeting or the inclusion of an item on the agenda.

No decision may be made on items which were not placed on the agenda in the preceding manner, with the exception of proposals to convene an extraordinary general meeting, institute a special check or elect a review board. On the other hand, it is not necessary to announce proposals falling within the framework of the items placed on the agenda or deliberations which are not required to be followed by a vote beforehand.

The owners, usufructuaries or representatives of all of the shares may, if there is no opposition, hold a general meeting without observing the forms stipulated for its convocation (general meeting called universal). As long as the owners or representatives of all of the shares are present, this meeting has the right to deliberate and rule validly on all items which are within the competence of the general meeting.

The management report and the review report are made available to the shareholders at the company headquarters no later than twenty days before the ordinary general meeting. The convocation of the general meeting must mention that these reports are at the disposal of the shareholders and that the latter may require that these documents be delivered to them as promptly as possible.

Article 12 Chairmanship, Minutes

The chairmanship of the general meeting is exercised by the chairperson, in the event of impeachment of the latter by another member of the board of directors or by another chairperson for the day elected by the general meeting.

The chairperson appoints the writer of the minutes and the election officers, who are not necessarily required to be shareholders.

The board of directors sees to the preparation of the minutes, which must be signed by the chairperson and their writer.

Article 13 Decisions and Elections

The shareholders exercise their voting rights proportionally to the nominal value of all shares belonging to them.

Each shareholder can be represented at the general meeting by a third party, who justifies his powers through written power of attorney.

The general meeting makes its decisions and proceeds with elections by absolute majority of the votes allocated to the represented shares, if the law or the bylaws do not stipulate otherwise.

If an election does not succeed after a first round of ballots, a second round takes place, during which the relative majority rules.

The chairperson does not have the casting vote.

Elections and votes are done by raised hand, unless the chairperson or one of the shareholders requests a secret ballot.

Article 14 Important Decisions

A decision by the general meeting winning at least two thirds of the votes attributed to the shares represented and the absolute majority of nominal values represented is necessary:
1. for the cases stipulated in Art. 704 par. 1 CO;
2. to facilitate or remove the restriction of transferability of registered shares;
3. to convert registered shares into bearer shares;
4. to dissolve the company with liquidation.

B. Board of Directors

Article 15 Election, Constitution

The board of directors is made up of one or several members. As a general rule, it is elected during the ordinary general meeting and for a period of one year. The functions of the members of the board of directors end the day of the following ordinary general meeting. The prior resignation and revocation remain reserved. Except in the case of a decision to the contrary, the duration of the functions of members elected during an extraordinary meeting expire at the following ordinary meeting.

The members of the board of directors are re-eligible with no restrictions.

The board of directors constitutes itself. It appoints its chairperson and the secretary, who does not necessarily belong to the board of directors.

Article 16 Attributions

The board of directors assumes the management of the company. It represents the company with regard to third parties.

It makes decisions on all matters which are not the competence of another entity of the company by law, the bylaws or an internal regulation.

The board of directors has the following non-transferable and inalienable competences:
1.	exercise high management of the company and establish the necessary instructions;
2.	set the organization;
3.	set the accounting and financial control principles as well as the financial plan;
4.	appoint and rescind the people responsible for management and representation and regulate the right of signature;
5.	exercise high monitoring over the people responsible for management in order to ensure in particular that they observe the law, bylaws, regulations and instructions given;
6.	prepare the management report, prepare the general meeting and carry out its decisions;
7.	inform the judge in case of overindebtedness;
8.	make decisions concerning the later call for contributions relative to shares not entirely freed;
9.	make decisions relative to the recognition of capital increases and resulting modifications to the bylaws;
10.	examine the professional qualifications of the reviewers, particularly qualified for cases in which the law provides for the intervention of such reviewers.

Article 17  Delegation

The board of directors may delegate all or part of the management to one or several of its members or to third parties in accordance with an organization regulation it must enact.

It may delegate the power of representation to one or several of its members or to third parties.

Article 18 Convocation

The Chairman convenes the board of directors as often as required by business or if a board members requests it.

Article 19 Decisions

If the board of directors is made up of several members, the majority of these members must be present for it to be able to deliberate validly. However, decisions to modify and adapt the bylaws as well as recognition relative to capital increases do not require any quorum.

The board makes its decisions through the majority of votes cast. The chairman has the casting vote.

Decisions may also be made in the form of an approval given in writing to a proposal, unless a discussion is required by one of the members.

The deliberations and decisions of the board of directors are recorded in minutes signed by the chairperson and the secretary.

Article 20 Remuneration

The members of the board of directors are entitled to reimbursement for their expenditures made in the interest of the company, as well as remuneration corresponding to their activity, which the board of directors sets itself. The allocation of director’s fees by the general meeting is reserved.

C. Review board

Article 21 Election

The general meeting elects a review board for a period from one to three fiscal years. Its mandate ends with the approval of the last annual accounts. It may be renewed in its functions. The general meeting may, at any time, cancel the review board effective immediately.

The company may waive the election of a review board when:

a) the company is not subject to the ordinary control;
b) all of the shareholders agree; and
c) the company workforce does not exceed 10 full-time employees on annual average.

When the shareholders have waived limited procedure, this waiver is also valid for the following years. Each shareholder does, however, have the right to require a limited procedure and the election of a review board no later than 10 days prior to the general meeting. In this case, the general meeting may only approve the annual accounts and rule on the use of the profit once the review report is available.

Article 22 Requirements relative to the review board

Eligible as review board are one or several natural persons or legal entities as well as general partnerships.

The review board must have its domicile, its registered office or a branch registered in the commercial register in Switzerland. When the company has several review boards, at least one must meet this requirement.

When the company is required to submit its annual accounts for ordinary control by a review board, the general meeting elects an expert-reviewer certified in the sense of the federal law on monitoring of reviewers on December 16, 2005 as review board.

When the company is required to submit its annual accounts for limited procedure by a review board, the general meeting elects a reviewer approved in the sense of the federal law on monitoring of reviewers on December 16, 2005 as review board. The possibility of waiving an election for a review board in light of Art. 19 remains reserved.

The review board must be independent in the sense of Art. 728, 729 CO, respectively.

IV. Preparation of Accounts

Article 23 Annual Accounts

The board of directors sets the closing date of the annual commercial fiscal year.

The annual accounts, which are made up of the profit and loss account, the balance sheet and the appendix, are prepared in accordance with the stipulations of the Swiss Code of Obligations, namely in particular those of Art. 662a and following and 958 and following, and in accordance with the principles generally accepted in business and in the profession.

Article 24 Distribution of Profits

The general meeting determines the use of the profit resulting from the balance sheet, subject to the legal stipulations concerning the distribution of the profit and in particular Art. 671 and following CO.

The dividend may only be set after allocations to the legal reserves have been done in accordance with the law. All dividends which have not been received within a period of five years of their payability shall be barred to the profit of the company.

V. End of the Company

Article 25 Dissolution and Liquidation

The general meeting may decide at any time to dissolve and liquidate the company in accordance with the legal and statutory stipulations.

Liquidation is done by the board of directors, unless the general meeting appoints other liquidators.

Liquidation of the company is done in accordance with Art. 742 and following CO. The liquidators are also authorized to sell assets (including buildings) by mutual agreement.

After the payment of debts, the assets are distributed between the shareholders, prorated according to their contributions.

VI. Convocations, Communications and Publications

Article 26 Form

Convocations and communications to shareholders are done through letters sent to the addresses appearing in the share ledger.

If a shareholder changes domicile, he is required to transmit his new address to the company. Until receipt of the change of address, all convocations and communications are validly sent to the address appearing in the share ledger.

The Feuille officielle suisse du commerce is the publication entity of the company.

Bylaws adopted during the statutory shareholders’ meeting held June 16, 2008.

CONTRIBUTION IN KIND AGREEMENT

The undersigned:

INTER PARFUMS SA, having its registered office at 4, Rond-Point des Champs-Elysées, 75008 Paris, France, which is acting as partner making a contribution of an asset to the company in formation INTER PARFUMS (Suisse) SA for the first part

and

INTER PARFUMS SA, having its registered office at 4, Rond-Point des Champs-Elysées, 75008 Paris, France, which is acting on behalf of INTER PARFUMS (Suisse) SA, business corporation [société anonyme] in formation, of which it is the only founder.

for the second part

****

Whereas the company Inter Parfums SA, sole founder of the company Inter Parfums (Suisse) SA, intends to free the capital of the latter for a contribution in kind.

To this end, the parties agree as follows:

Article 1

Inter Parfums SA contributes to the company Inter Parfums (Suisse) SA the asset designated hereinafter:

-	the LANVIN marks having been the object of the mark transfer Agreement concluded July 30, 2007 between the company Jeanne Lanvin SA and Inter Parfums SA, appended.

Article 2

The contribution, of a total value of CHF 54,900,000.-, is accepted for the same sum. This value was determined based on the annual accounts of Inter Parfums SA on December 31, 2007. This value was the object of a verification by the reviewer of Inter Parfums SA, NBA Audit SA, route de la Glâne 107, 1752 Villars-sur-Glâne. In return, Inter Parfums SA shall receive in the amount of CHF 27,450,000.-, corresponding to half of the total value of the contribution, 27,450 registered shares of the company of CHF 1,000.-- each, entirely freed, the other half of CHF 27,450,000 constituting an exchange premium.

Article 3

The Company Inter Parfums (Suisse) SA may take possession of this asset upon the recording of the company in the Commercial Register [Registre du commerce]. Inter Parfums SA shall proceed with all formalities necessary for the transfer of said shares.

Article 4

Inter Parfums SA guarantees that no third party may claim any right whatsoever over the contributed asset.

Article 5

If the constitution of the company is not successful, this agreement shall be void, without indemnity, and the founder released from all commitment.

Article 6

Swiss law is applicable to this agreement, any dispute being the jurisdiction of the courts of the Republic and Canton of Geneva.

[handwritten] Paris, June 4, 2008

INTER PARFUMS SA	INTER PARFUMS SA
[illegible signature]	[illegible signature]